Exhibit 23.4

Consent of The Tabb Group, LLC

We hereby consent to the use of our name and our industry data and reports in the Registration Statement on Form S-1 (together with any amendments or supplements thereto) to be filed by Interactive Data Holdings Corporation, a Delaware corporation, and in the prospectus contained therein.

Dated: October 9, 2015

By:	/s/ LARRY TABB
	Name:	Larry Tabb
	Title:	CEO
The Tabb Group, LLC